Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND AMONG

BRITESMILE, INC.,

BRITESMILE DEVELOPMENT, INC.,

BRITESMILE INTERNATIONAL, LTD.

AND

DISCUS DENTAL, INC.

December 30, 2005

		PAGE

ARTICLE 1 DEFINITIONS AND USAGE		2

1.1	Definitions	2

1.2	Usage	11

ARTICLE 2 SALE AND TRANSFER OF ACQUIRED ASSETS; CLOSING		12

2.1	Assets to Be Sold	12

2.2	Excluded Assets	14

2.3	Consideration	15

2.4	Liabilities	16

2.5	Allocation of Purchase Price	16

2.6	Closing	17

2.7	Closing Obligations	17

2.8	Consents	18

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLERS		20

3.1	Organization and Good Standing	20

3.2	Authorization of Transaction	20

3.3	Non-contravention	21

3.4	Consents and Approvals	21

3.5	Financial Statements	21

3.6	Sufficiency of Assets	21

3.7	Title to Assets; Encumbrances	22

3.8	Condition of Personal Property	22

3.9	Inventories	22

3.10	No Undisclosed Liabilities	22

3.11	Taxes	22

3.12	No Material Adverse Effect	23

3.13	Employee Benefits	23

3.14	Proprietary Rights	24

3.15	Legal Compliance	24

3.16	Legal Proceedings	23

3.17	Contracts	24

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(CONTINUED)

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(CONTINUED)

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(CONTINUED)

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(CONTINUED)

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Schedule of Exhibits

Exhibit A:	Certain Acquired Assets
Exhibit B:	Excluded Assets
Exhibit C:	Purchased Inventory
Exhibit D:	Asset Allocation
Exhibit E:	Bill of Sale
Exhibit F:	Assignment of Contracts
Exhibit G:	Assignment of Proprietary Rights
Exhibit H:	Escrow Agreement
Exhibit I:	Litigation Settlement Documents
Exhibit J:	Assumption Agreement
Exhibit K:	Consents
Exhibit L:	Interim Financial Statements
Exhibit M:	Proprietary Rights
Exhibit N:	Associated Center Employees
Exhibit O:	BDI Licensed Patents
Exhibit P:	P&G License
Exhibit Q:	Certain International Distributor Contract Rights
Exhibit R:	Spa License Agreement
Exhibit S:	Intentionally Omitted
Exhibit T:	Litigation Settlement Documents – Arbitration
Exhibit U:	Material Terms of Post-Arbitration License

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ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of the 30th day of December, 2005, by and among BriteSmile, Inc. a Utah corporation (“BSML”), BriteSmile Development, Inc., a Delaware corporation and subsidiary of BSML (“BDI”), BriteSmile International, Ltd., an Irish corporation (“BSI”, and, together with BSML and BDI, collectively the “Sellers”, and each individually, a “Seller”), and Discus Dental, Inc., a California corporation (“Buyer”).

RECITALS

          A.          Sellers’ business includes, among other things, offering teeth-whitening products and systems through existing independent dental offices in more than 70 countries worldwide, known as BriteSmile Professional Teeth Whitening Associated Centers (such dental offices, “Associated Centers” and the business operated by Sellers and affiliates of Sellers in connection therewith, the “Associated Center Business”).

          B.          Buyer desires to acquire certain assets and assume certain liabilities of Sellers relating to the operation of the Associated Center Business, and Sellers desire to sell such assets and assign such liabilities to Buyer.

          C.          Buyer desires to acquire all of the trademarks, patents, know how, trade secrets and other intellectual property owned by Sellers, and Sellers desire to sell such intellectual property assets to Buyer, subject to the retention by Sellers of certain license rights contemplated hereby.

          D.          Buyer desires to settle all outstanding litigation between Buyer and Sellers, and any affiliate of Buyer and Sellers, with prejudice, including without limitation the lawsuits between the parties entitled (i) BriteSmile, Inc. v. Discus Dental, Inc., et al, Case No. 3:02-cv-03220-JSW, pending in the United States District Court for the Northern District of Northern California (ii) BriteSmile Development, Inc. v. Discus Dental, Inc., Case No. 3:05-cv-04397-JSW, pending in the United States District Court for the Northern District of Northern California and (iii) BriteSmile, Inc. v. Discus Dental, Inc., Case No. MSC02-01611, pending in the Superior Court for the State of California, for the County of Contra Costa (collectively, the “Pending Litigation”).

          E.          The board of directors of BSML (the “Board”) has unanimously determined that the sale of the Associated Center Business is in the best interest of the shareholders of BSML and the Board has proposed and unanimously recommended that the shareholders of BSML approve the sale of the Associated Center Business on the terms and conditions set forth herein.

          F.          Concurrently, shareholders of BSML that hold 51.8% of the voting power of BSML entitled to vote on the Contemplated Transactions have executed Shareholder Consents (as defined in Section 5.8 of this Agreement) voting in favor of approval of the Contemplated Transactions and shareholders of BSML that hold approximately 41% of the voting power of BSML entitled to vote on the Contemplated Transactions have executed Consent Agreements pursuant to which they have agreed not to revoke such Shareholder Consents or vote in favor of certain other transactions or actions in accordance with the terms of a consent agreement entered into with Buyer.

          G.          Concurrently, Buyer and Sellers have entered into a Financing Escrow Agreement (the “Financing Escrow Agreement”).

          NOW, THEREFORE, in consideration of the mutual covenants and understandings contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND USAGE

               1.1          Definitions.  For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

          “Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from Associated Centers or international distributor and dentist customers and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of products sold or services rendered to customers of Sellers, (b) all other accounts or notes receivable of Sellers from Associated Centers or international distributor and dentist customers and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

          “Acquired Assets” has the meaning set forth in Section 2.1.

          “Acquired Domestic Accounts Receivable” means all Domestic Accounts Receivable associated with Associated Center Dentist Payors.

          “Annual Financial Statements” has the meaning set forth in Section 3.5.

          “Assumed Dentist Payables” means all Dentist Payables associated with Associated Center Dentist Payors.

          “Assumption Document” has the meaning set forth in Section 2.7.

          “Associated Centers” has the meaning set forth in Recital A.

          “Associated Center Business” has the meaning set forth in Recital A.

          “Associated Center Business Combination” means any transaction or series of related transactions pursuant to which Sellers directly or indirectly may sell or otherwise transfer or could be deemed to have transferred the Associated Center Business or the Acquired Assets (other than in the Ordinary Course of Business), except that the following shall not constitute an Associated Center Business Combination: (a) the acquisition by any Person or “group” (as such term is defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of beneficial ownership of outstanding voting securities of BSML, (b) any merger or  business combination with another entity that results in the shareholders of BSML immediately prior to the merger or business combination owning less than 50% of the voting power of the surviving entity immediately following the closing of the merger or business combination or (c) the Spa Center Sale.

          “Associated Center Dentist Payor” shall mean an Associated Center dentist for which the Dentist Payables as of Closing associated with such dentist is less than the Domestic Accounts Receivable as of Closing associated with such dentist.

          “Associated Center Employees” has the meaning set forth in Section 10.6.

          “Assumed Liabilities” has the meaning set forth in Section 2.4.

          “Balance Sheet Date” has the meaning set forth in Section 3.5.

          “BDI” has the meaning set forth in the first paragraph of this Agreement.

          “BDI Licensed Patents” has the meaning set forth Section 10.9.

          “Bills of Sale” has the meaning set forth in Section 2.7.

          “Board” has the meaning set forth in Recital E.

          “BSI” has the meaning set forth in the first paragraph of this Agreement.

          “BSML” has the meaning set forth in the first paragraph of this Agreement.

          “Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in Los Angeles, California are permitted or required to be closed.

          “Buyer” has the meaning set forth in the first paragraph of this Agreement.

          “Buyer Contact” has the meaning set forth in Section 12.2.

          “Buyer Indemnified Persons” has the meaning set forth in Section 11.2.

          “Cash Amount” has the meaning set forth in Section 2.3.

          “Claim” has the meaning set forth in Section 11.7.

          “Closing” has the meaning set forth in Section 2.6.

          “Closing Date” means the date on which the Closing actually takes place.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Commission” has the meaning set forth in Section 3.5.

          “Confidential Information” has the meaning set forth in Section 12.1.

          “Consulting Agreement” has the meaning set forth in Section 10.11

          “Contemplated Transactions” means all of the transactions contemplated by this Agreement.

          “Contract” means any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

          “Convertible Notes” means all notes issued by Sellers or affiliates to the Noteholders.

          “Copyrights” means copyrights and copyrightable works and registrations and applications therefor, including artwork, photos, images and other media and copy used in connection with marketing, promotion or advertising.

          “Counter Notice” has the meaning set forth in Section 11.7.

          “Damages” has the meaning set forth in Section 11.2.

          “Dentist Payables” means Liabilities to pay Associated Center dentists amounts in respect of whitening services provided by Associated Centers for which BSML has received payment from the customers receiving such services.

          “Disclosing Party” has the meaning set forth in Section 12.1.

          “Disclosure Schedule” means the information delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

          “Domestic Accounts Receivable” means any Accounts Receivable (billed and unbilled) associated with sales to Associated Center dentists within the United States, Canada or Japan.

          “Employee Plans” has the meaning set forth in Section 3.13.

          “Encumbrance” means any charge, claim, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal, hypothecation, encumbrance, equity, trust, equitable interest, preference, right of possession, lease, tenancy, preference, license, covenant, infringement, interference, governmental order, proxy, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature, including any restriction on use, voting right (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

          “End Date” means March 7, 2006 provided, however, that the End Date shall be automatically extended by the number of calendar days in excess of ten (10) calendar days from the filing of the preliminary Information Statement with the Commission to the receipt of clearance to mail the definitive Information Statement to the shareholders of BSML, provided further, that in all events and notwithstanding the preceding clause, in no event shall the End Date be later than May 5, 2006.

          “Environmental, Health and Safety Requirements” means all Legal Requirements of any Governmental Body concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are duly enacted and in effect on or prior to the Closing Date.

          “Escrow Agent” has the meaning set forth in Section 11.7.

          “Escrow Fund” has the meaning set forth in Section 11.7.

          “EVL” means Excimer Vision Leasing LP or its successors or assigns.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Excluded Assets” has the meaning set forth in Section 2.2.

          “Financing Escrow Agreement” has the meaning set forth in the Recitals.

          “FDA” has the meaning set forth in Section 3.25.

          “GAAP” means generally accepted accounting principles for financial reporting in the United States.

          “Governing Documents” means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws, (b) if a general partnership, the partnership agreement and any statement of partnership, (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership, (d) if a limited liability company, the articles of organization and operating agreement, (e) if another type of Person other than a natural person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person, (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person and (g) any amendment or supplement to any of the foregoing.

          “Governmental Authorization” means any approval, consent, ratification, waiver, authorization, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

          “Governmental Body” means any:

                    (a)          nation, state, county, city, town, borough, village, district or other governmental jurisdiction;

                    (b)          federal, state, local, municipal, foreign or other government;

                    (c)          governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

                    (d)          multinational organization or body;

                    (e)          body entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

                    (f)          official of any of the foregoing.

          “Indebtedness” means debentures, notes, instruments, capital leases, guarantees, and other obligations with respect to borrowed money, excluding trade and other payables incurred in the Ordinary Course of Business.

          “Indemnified Person” has the meaning set forth in Section 11.5.

          “Indemnifying Person” has the meaning set forth in Section 11.5.

          “Information Statement” has the meaning set forth in Section 5.7.

          “Interim Financial Statements” has the meaning set forth in Section 3.5.

          “Inventories” means all inventories of Sellers, wherever located, related to, used in or necessary for the operation of the Associated Centers Business, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Sellers in the production of finished goods, including without limitation, all inventory of finished kits (both domestic and international), including all components of such kits and all service parts for repairing or refurbishing BS3000 and BS3000PB lighting devices or lamps.

          “International Accounts Receivable” means any Accounts Receivable (billed and unbilled as of the Closing) associated with sales to distributors outside the United States.

          “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

          “Joined Buyer Party” has the meaning set forth in Section 10.9.

          “Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or matter after engaging in a reasonable inquiry.  Any Person that is any entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

          “Lease Agreement” means the Amended and Restated Agreement between EVL and BSML effective as of December 22, 2000, as amended by Amendment to the Agreement between EVL and BSML dated September 18, 2002, Amendments dated January 1, 2003, August 13, 2004 and Amendment dated July 12, 2005.

          “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, established principle of common law, code, regulation, statute, treaty or stock market or stock exchange rule.

          “Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

          “Licenses” has the meaning set forth in Section 3.14.

          “Litigation Settlement Documents” has the meaning set forth in Section 2.7.

          “Magic Mirror Rights” has the meaning set forth in Section 10.10.

          “Marks” has the meaning set forth in Section 3.14.

          “Material Adverse Effect” means any event, violation, inaccuracy, circumstance or other matter that has had or reasonably would be expected to have (i) a material adverse effect on the business, assets, properties, liabilities, results of operations, or financial condition of the Associated Center Business, (ii) a material adverse diminution in the value of the Associated Center Business or the Acquired Assets or (iii) a material adverse effect on the ability of Sellers to consummate the Contemplated Transactions or perform their obligations under this Agreement or the agreements executed in connection with in the Contemplated Transactions; provided that such term shall exclude any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions affecting the industry in which Sellers operate so long as such conditions have not had a materially disproportionate effect on the Associated Center Business, (2) changes in United States generally accepted accounting principles so long as such changes have not had a materially disproportionate effect on the Associated Center Business, (3) changes in law, rules, regulations, orders, or other binding directives issued by any Governmental Body or (4) the occurrence of a material adverse disruption in commercial banking in the United States.

          “Material Consents” has the meaning set forth in Section 7.2.

          “Net Receivable” means Acquired Domestic Accounts Receivable less Assumed Dentist Payables.

          “Nonmaterial Consents” has the meaning set forth in Section 2.8.

          “Noteholders” means, collectively, Satellite Strategic Finance Associates, Omicron Master Trust, Smithfield Fiduciary LLC, Iroquois Capital, LP, Cranshire Capital, L.P. and LCO Investments, Ltd. and any other holders of the Senior Convertible Notes due December 16, 2009 issued by BSML pursuant to the Securities Purchase Agreement dated December 16, 2004.

          “Notice” has the meaning set forth in Section 11.7.

          “Order” means any writ, decision, order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator (in each such case whether preliminary or final).

          “Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

                    (a)          is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

                    (b)          does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

                    (c)          is similar in nature, scope and magnitude to actions reasonably expected to be customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

          “Patents” has the meaning set forth in Section 3.14.

          “Pending Litigation” has the meaning set forth in Recital D.

          “Permitted Encumbrances” means (a) Encumbrances for Taxes or other governmental charges on assets not yet due and payable by a Person so long as Sellers discharge such taxes when they become due and payable, (b) minor liens which in the aggregate are not substantial in amount, do not materially detract from the value or transferability of the property or assets subject thereto or interfere with the present use and have not arisen other than in the Ordinary Course of Business.

          “Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

          “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

          “P&G License” means the Patent License Agreement between BDI as licensor and BSML as licensee in the form and having the substance set forth on Exhibit P.

          “Procter & Gamble Litigation” means the outstanding litigation between BSML and certain affiliates and The Procter & Gamble Company entitled The Procter & Gamble Company v. Oraceutical LLC, et al., Case No. 1:03-cv-433, U.S. District Court, Southern District of Ohio, Western Division at Dayton and BriteSmile Development Incorporated v. The Procter & Gamble Company, Case No. 3:05-cv-172, U.S. District Court, Southern District of Ohio, Western Division at Dayton.

          “Products” has the meaning set forth in Section 3.25.

          “Proprietary Rights” means collectively (i) United States and foreign patents and patent applications (collectively, “Patents”), (ii) artwork, photos and images and other media included in the Copyrights, (iii) trade secrets, processes, proprietary knowledge, inventions, know-how, methods, protocols, schematics, specifications, test results, test vectors, techniques, databases and data collections, diagrams and formulae (collectively, “Trade Secrets”), (iv) computer programs and software (collectively, “Software”), (v) trademarks, service marks, logos, symbols, and trade names, URLs and websites and all goodwill associated therewith (collectively, “Marks”) and (vi) inbound and outbound licenses, sublicenses or agreements in respect thereof (collectively “Licenses”).

          “Purchase Price” has the meaning set forth in Section 2.3.

          “Purchased Inventory” has the meaning set forth in Section 2.7.

          “Quarterly Financial Statements” has the meaning set forth in Section 3.5.

          “Receiving Party” has the meaning set forth in Section 12.1.

          “Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in usable form.

          “Refund Liability” shall mean all Liabilities to make refunds to Associated Center customers of amounts received by BSML in respect of whitening services under any prepayment or gift certificate arrangement or otherwise.

          “Regulatory Licenses” has the meaning set forth in Section 3.25.

          “Representative” means with respect to a particular Person, any director, officer, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

          “Restricted Business” has the meaning set forth in Section 10.7.

          “Restricted Material Contracts” has the meaning set forth in Section 2.8.

          “Restricted Nonmaterial Contracts” has the meaning set forth in Section 2.8.

          “Retained Liabilities” has the meaning set forth in Section 2.4.

          “ROFR” has the meaning set forth in Section 10.11.

          “ROFR Agreements” has the meaning set forth in Section 10.11.

          “Seller Contact” has the meaning set forth in Section 12.2.

          “Seller Indemnified Persons” has the meaning set forth in Section 11.3.

          “Seller” and “Sellers” have the meaning set forth in the first paragraph of this Agreement.

          “Shareholder Consent” has the meaning set forth in Section 5.8.

          “Software” has the meaning set forth in Section 3.14.

          “Spas” has the meaning set forth in the Spa License Agreement.

          “Spa Business” means the business of operating the Spas.

          “Spa License Agreement” means the License Agreement to be entered into prior to Closing between BSML, BDI and BSI as licensors and BriteSmile Spas, LLC as licensee having the substance and in the form attached hereto as Exhibit R.

          “Subsidiary” means with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by such Person or one or more of its Subsidiaries.

          “Superior Offer” means an unsolicited, bona fide written offer made by a Third Party to engage in an Associated Center Business Combination or a transaction that includes an Associated Center Business Combination as well as other assets of BSML (including a sale of substantially all the assets of BSML or a sale of all of the capital stock of BSML) on terms that the Board determines, in its reasonable judgment, based upon written advice of an independent financial advisor of nationally recognized reputation, to be more favorable to BSML’s shareholders from a financial point of view than the terms of the Contemplated Transactions; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if the Board does not reasonably determine, based upon written advice of such independent financial advisor, that the Third Party has the same or better financing commitments than Buyer has obtained on the date the offer is determined to be a Superior Offer and that the Third Party is reasonably capable of obtaining such financing.

          “Survival Period” has the meaning set forth in Section 11.1.

          “Tangible Personal Property” means all machinery, equipment, tools and tooling, office equipment, computer hardware, supplies, materials, and other items of tangible personal property (other than Inventories) of every kind owned or leased by Sellers and related to, used in or necessary for the operation of the Associated Center Business (wherever located and whether or not carried on Sellers’ books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto, including without limitation, all new or used  BS3000 and BS3000PB lighting devices or lamps (including CE marked lighting devices) owned by any of the Sellers or owned by EVL under the Lease Agreement, whether located in Associated Center offices, offices of any international distributors, refurbishment centers, manufacturers or any other location, and all tooling and other tangible assets used in the manufacturing and assembly of BS3000 and BS3000PB lighting devices or lamps.  The serial numbers for 5,360 lighting devices owned or to be acquired by Sellers prior to Closing and included in the Acquired Assets are listed on Exhibit A.

          “Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

          “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

          “Termination Fee” has the meaning set forth in Section 9.2.

          “Third Party” means a Person that is not a party to this Agreement.

          “Third-Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

          “Trade Secrets” has the meaning set forth in Section 3.14.

               1.2          Usage.

                    (a)          Interpretation.  In this Agreement, unless a clear contrary intention appears:

                                   (i)          the singular includes the plural number and vice versa;

                                   (ii)         reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

                                   (iii)        reference to any gender includes each other gender;

                                   (iv)        reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

                                   (v)         reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

                                   (vi)        “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

                                   (vii)       “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

                                   (viii)      “or” is used in the inclusive sense of “and/or”;

                                   (ix)        with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

                                   (x)         references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

                    (b)          Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

                    (c)          Legal Representation of the Parties.  This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

ARTICLE 2

SALE AND TRANSFER OF ACQUIRED ASSETS; CLOSING

               2.1          Assets to Be Sold.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, free and clear of any Encumbrances other than Permitted Encumbrances and, in the case of the Proprietary Rights, the rights of the licensee under the Spa License Agreement, all of Sellers’ right, title and interest in and to all of Sellers’ property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, related to, used in or necessary for the operation of the Associated Center Business, including without limitation, the following (but excluding the Excluded Assets):

                    (a)          all Tangible Personal Property, including tangible personal property listed on Exhibit A;

                    (b)          all Inventories, including inventory listed on Exhibit A;

                    (c)          all Proprietary Rights of Seller, including all key code generation Software, with all code commentary and documentation and development tools for such Software);

                    (d)          the “BriteSmile” trade name, Marks and related goodwill;

                    (e)          all Contracts, including the Contracts listed on Exhibit A, which include approximately 2871 Contracts with Associated Centers in the United States and Canada and approximately 40 Contracts with Associated Centers in Japan and all of the international distribution agreements, and the manufacturing agreement with Delphi;

                    (f)          all data and Records (in electronic and written form) related to, used in or necessary to the operation of the Associated Centers Business and the Acquired Assets, including vendor and supplier lists, purchase and sale records, price lists, quality control records, client and customer lists, referral sources, research and development reports, production reports, service and warranty Records, gift certificates or other promotional records, any records used to determine deferred revenue of Associated Center Business, Domestic Accounts Receivable, Dentist Payables, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents, subject to Sellers’ right to retain copies of the foregoing;

                    (g)          the right to all insurance proceeds, if any, arising from or relating to events or casualty involving the Acquired Assets or the Assumed Liabilities prior to the Closing under policies owned and retained by Sellers. From and after the Closing, BSML will hold its insurance policies covering the Acquired Assets or the Associated Centers Business, (but to the extent such policies are claims made policies, only to the extent such policies are maintained by Sellers after the Closing and without any obligation on the part of BSML to renew any existing insurance policies at the end of their term), in trust for the benefit of Buyer and will use commercially reasonable efforts to make claims thereunder for any damage to Acquired Assets or any Assumed Liability to which the Acquired Assets or Buyer become subject that result from pre-Closing occurrences or events and may be covered under such insurance policies, if any, and shall provide to Buyer the proceeds of any such insurance claims;

                    (h)          all of Sellers’ rights as licensors and owners of the licensed rights under the Spa License Agreement and all of BDI’s rights as licensor and owner of licensed rights under the P&G License;

                    (i)          all claims of Sellers against Third Parties relating to the Acquired Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, but excluding the Procter & Gamble Litigation and the rights existing pursuant to the P&G License;

                    (j)          all International Accounts Receivable and all Acquired Domestic Accounts Receivable;

                    (k)          BSML’s direct mail Respondent Non Buyer database for the zip codes outside a 25 mile radius around any existing BSML spa centers;

                    (l)          a copy of, and a nonexclusive, irrevocable, perpetual, fully paid, worldwide license to use, including creating derivatives thereof, Sellers’ Web Scheduler software (but excluding any third party software licenses or hardware needed to operated the Web Scheduler feature), Sellers’ Web Scheduler website and Sellers’ Web Scheduler reporting website, with ownership of such software and websites being retained by Sellers;

                    (m)          a copy of and a non-exclusive irrevocable, perpetual, fully paid, worldwide license to use, including creating derivatives thereof, Sellers’ www.britesmile.com website content and images; and

                    (n)          all goodwill and other intangible assets related to the Associated Centers Business, including the goodwill associated with the Proprietary Rights.

          All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Acquired Assets.”

               2.2          Excluded Assets.  Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Sellers (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of Sellers after the Closing:

                    (a)          all cash, cash equivalents, and short-term investments;

                    (b)          all Accounts Receivable other than the International Accounts Receivable and the Acquired Domestic Accounts Receivable;

                    (c)          all of the capital stock and other equity interests of BDI and BSI that are owned by BSML or any Subsidiary of BSML;

                    (d)          all of the Contracts of Sellers listed or described on Exhibit B;

                    (e)          all personnel Records and other Records that Sellers are required by law to retain in their possession, and all data and Records (in electronic and written form) exclusively relating to the operation of the Spa Business or which are general, administrative and accounting records that relate to the overall business of BSML and not specifically to the Associated Center Business;

                    (f)          all claims for refund of Taxes and other governmental charges of whatever nature;

                    (g)          all Employee Plans and all rights in connection therewith and assets thereof;

                    (h)          all rights of Sellers under this Agreement and the Assumption Agreement;

                    (i)          the Tangible Personal Property and Inventory set forth on Exhibit B;

                    (j)          the rights and assets used by Sellers to manufacture and use the Magic Mirror product (including source code and object code for all proprietary Software, manufacturing contracts, manufacturing specifications, trademark licenses and tooling);

                    (k)          information for persons from (i) BSML’s email Respondent Non Buyer database and (ii) BSML’s direct mail Respondent Non Buyer database for the zip codes within a 25 mile radius around each existing BSML spa center;

                    (l)          Proprietary Rights consisting of shrink-wrap, readily available commercial software and software and programs listed on Exhibit B to be retained by Sellers; and

                    (m)          the other property and assets expressly designated on Exhibit B.

               2.3          Consideration.

                    (a)          The consideration for the Acquired Assets will be (i) Thirty-Five Million Dollars ($35,000,000), plus (ii) the assumption of the Assumed Liabilities, plus (iii) any amount payable or paid to Sellers under the Financing Escrow Agreement, plus (iv) an amount equal to 80% of the Net Receivable as of the Closing Date, with a good faith estimate of the Net Receivable to be provided by Sellers within five (5) Business Days before Closing, subject to a true-up within thirty (30) Business Days after Closing (collectively, the “Purchase Price”).  Sellers shall pay Buyer in cash an amount equal to 80% of the overage in the Net Receivable used in determining the Purchase Price within five (5) Business Days after such true-up, and Buyer shall pay Sellers in cash an amount equal to 80% of any short fall in the net Receivable used in determining the Purchase Price within five (5) Business Days after such true-up.  In accordance with Section 2.7(b), the Purchase Price shall be delivered by Buyer to Sellers as follows: (1) at the Closing, Three Million Five Hundred Thousand Dollars ($3,500,000) of the Purchase Price by wire transfer to the Escrow Agent to be deposited into the Escrow Fund, (2) at the Closing, a portion of the Purchase Price by wire transfer to Noteholders for the benefit of Sellers to redeem and retire in full all of the Convertible Notes, with specific delivery instructions as to the amount and payee of such amounts to be provided by Sellers no later than two Business Days before Closing, (3) at or prior to the Closing, any funds that are payable or paid to Sellers as described in clause (iii) above, (4) at the Closing, the balance of the cash portion of the Purchase Price by wire transfer to Sellers (the “Cash Amount”), and (5) at the Closing, the balance of the Purchase Price by the execution and delivery of the Assumption Document.

                    (b)          Following the Closing, if and to the extent that Buyer collects any money in payment of the International Accounts Receivable outstanding as of the Closing, then Buyer shall pay to Sellers 50% of such amounts as are actually collected by Buyer.  Buyer will aggregate collections that are made during each calendar month and shall remit to Sellers 50% of the collections for the prior month within 15 days after each month end.  Buyer is not guaranteeing the collectibility of any International Accounts Receivable and shall not owe Sellers any duties with respect to Buyer’s collection activities.

               2.4          Liabilities.

                    (a)          Assumed Liabilities.  At the Closing, Buyer shall assume and agree to discharge only those Liabilities of Sellers relating to the Associated Center Business listed below (the “Assumed Liabilities”);

                                   (i)          any Liability to any Associated Centers incurred by Sellers in the Ordinary Course of Business for orders placed by Associated Centers that are outstanding as of the Closing, that were placed prior to Closing and that remain unpaid by such Associated Centers and unshipped by Sellers at the Closing, provided that there will be no reduction to the cash portion of the Purchase Price as a result thereof;

                                   (ii)         any Liability arising after the Closing under the Contracts described on Exhibit A (other than any Liability arising out of or relating to any occurrence or circumstance (whether known or unknown) which occurs or exists prior to the Closing Date and which constitutes, or which by the lapse of time or delivery of notice (or both) would constitute, a breach or default under such Contracts);

                                   (iii)        any Liability of Sellers arising after the Closing under any Contract included in the Acquired Assets that is entered into by Sellers after the date hereof in the Ordinary Course of Business (other than any Liability arising out of or relating to any occurrence or circumstance (whether known or unknown) which occurs or exists prior to the Closing Date and which constitutes, or which by the lapse of time or delivery of notice (or both) would constitute, a breach or default under such Contracts);

                                   (iv)        any Liability for payments with respect to the Dentist Payables payable to Associated Center Dentist Payors, not to exceed the Assumed Dentist Payable Amount; and

                                   (v)         any deferred revenue Liability on Sellers’ books at Closing associated with products shipped prior to Closing to Associated Center dentists or distributors that has not been amortized as of Closing but would be amortized in periods following Closing in accordance with Seller’s revenue recognition policy.

                    (b)          Retained Liabilities.  The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Sellers.  “Retained Liabilities” shall mean any Liability that is not expressly included in the definition of Assumed Liabilities and shall include all Refund Liabilities.

               2.5          Allocation of Purchase Price.  The Purchase Price shall be allocated among the Acquired Assets and the other covenants provided for herein as set forth on Exhibit D attached hereto, all as required by Section 1060 of the Code and that allocation shall be reported by the parties hereto on Internal Revenue Service Form 8594, Asset Acquisition Statement, which will be filed with the Buyer’s and Sellers’ Federal Income Tax Returns for the tax year that includes the Closing Date.  The parties hereto shall revise the allocation schedule on Exhibit D from time to time as mutually agreed to take into account any Purchase Price adjustment set forth under this Agreement.  Each party agrees to notify the other parties in the event that any Governmental Body takes or proposes to take a position for Tax purposes that is inconsistent with the allocations set forth on Exhibit D, as revised from time to time.

               2.6          Closing.  The purchase and sale provided for in this Agreement (the “Closing”) shall take place at the offices of Cooley Godward LLP, 4401 Eastgate Mall, San Diego, California 92121-1909, commencing at 10:00 a.m. (local time) two (2) business days after all of the conditions to Closing set forth in ARTICLES 7 and 8 are satisfied, unless Buyer and Sellers otherwise agree in writing.  Subject to the provisions of ARTICLE 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.6 shall not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.  In such a situation, the Closing will occur as soon as practicable, subject to ARTICLE 9.

               2.7          Closing Obligations.  In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

                    (a)          Sellers shall deliver to Buyer:

                                   (i)          one or more bills of sale for all of the Acquired Assets that are Tangible Personal Property in the form of Exhibit E (the “Bills of Sale”) executed by Sellers;

                                   (ii)         subject to Section 2.8, one or more Assignments of Contracts executed by Sellers, each in the form attached hereto as Exhibit F, with respect to the Contracts and the Contract rights related thereto;

                                   (iii)        one or more Assignments of Proprietary Rights executed by Sellers, each in the form attached hereto as Exhibit G, in recordable form to the extent necessary to assign such rights;

                                   (iv)        the Escrow Agreement executed by Sellers in the form attached hereto as Exhibit H;

                                   (v)         such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance reasonably satisfactory to Buyer and its legal counsel and executed by Sellers;

                                   (vi)        the litigation settlement documents executed by each party other than Buyer in the form attached hereto as Exhibit I (the “Litigation Settlement Documents”);

                                   (vii)       the inventory listed on Exhibit C (the “Purchased Inventory”); which shall be delivered to Buyer’s receiving dock at 1700 Baker Avenue, Ontario, California 91761 prior to Closing (or such later date as is set forth on Exhibit C); along with an executed bill of sale transferring title to such Purchased Inventory to Buyer effective as of the Closing for the aggregate purchase price set forth on Exhibit C;

                                   (viii)      one or more certificates executed by Sellers in accordance with Section 7.1; and

                                   (ix)        a certificate of the corporate secretary of each Seller certifying and attaching all requisite resolutions or actions of such Sellers’ respective boards of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Sellers executing this Agreement and any other document relating to the Contemplated Transactions.

                    (b)          Buyer shall deliver to Sellers:

                                   (i)          the Cash Amount by wire transfer to an account that shall be specified to Buyer by BSML in writing at least three (3) Business Days prior to the Closing Date;

                                   (ii)         an instrument of assumption executed by Buyer substantially in the form attached hereto as Exhibit J, evidencing Buyer’s assumption, pursuant to Section 2.4, of the Assumed Liabilities (the “Assumption Document”);

                                   (iii)        the Litigation Settlement Documents in the form of Exhibit I executed by Buyer;

                                   (iv)        one or more certificates executed by Buyer in accordance with Section 8.1;

                                   (v)         the purchase price for the Purchased Inventory to be delivered at Closing, payable by wire transfer to the Sellers; and

                                   (vi)        a certificate of the Secretary of Buyer certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions.

                    (c)          Buyer shall deliver a portion of the Purchase Price by wire transfer to Noteholders for the benefit of Sellers to redeem and retire in full all of the Convertible Notes, with specific delivery instructions as to the amount and payee of such amounts to be provided by Sellers no later than two (2) Business Days before Closing.

                    (d)          Buyer shall deliver the Escrow Fund to the Escrow Agent for the benefit of Sellers by wire transfer to an account specified to Buyer by Escrow Agent in writing at least three (3) Business Days prior to the Closing Date.

               2.8          Consents.

                    (a)          If there are any Material Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Material Contracts”), Buyer, in its sole discretion, may waive the closing conditions as to any such Material Consent and either:

                                   (i)          elect to have Sellers continue their efforts to obtain the Material Consents; or

                                   (ii)         elect to have Sellers retain that Restricted Material Contract and all Liabilities arising therefrom or relating thereto.

          If Buyer elects to have Sellers continue their efforts to obtain any Material Consents and the Closing occurs, notwithstanding Sections 2.1 and 2.4, neither this Agreement nor any Assignments of Contracts, the form of which is set forth on Exhibit F, nor the Assumption Document nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Contracts, and following the Closing, the parties shall use commercially reasonable efforts, and cooperate with each other, to obtain the Material Consent relating to each Restricted Material Contract as quickly as practicable.  Pending the obtaining of such Material Consents relating to any Restricted Material Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Sellers against a third party thereunder or the renewal or extension of the term thereof).  Once a Material Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, Sellers shall promptly assign, transfer, convey and deliver such Restricted Material Contract to Buyer, and Buyer shall assume the obligations under such Restricted Material Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignments of Contracts (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).

                    (b)          If there are any consents, approvals or authorizations not listed on Exhibit K necessary for the assignment and transfer of any of the Contracts to Buyer (the “Nonmaterial Consents”) which have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, Buyer shall elect at the Closing, in the case of each of the Contracts as to which such Nonmaterial Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Nonmaterial Contracts”), whether to:

                                   (i)          accept the assignment of such Restricted Nonmaterial Contract, in which case, as between Buyer and Sellers, such Restricted Nonmaterial Contract shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable Nonmaterial Consent, be transferred at the Closing pursuant to the Assignments of Contracts as elsewhere provided under this Agreement; or

                                   (ii)         reject the assignment of such Restricted Nonmaterial Contract, in which case, notwithstanding Sections 2.1 and 2.4, (A) neither this Agreement nor the Assignments of Contracts nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of such Restricted Nonmaterial Contract and (B) Sellers shall retain such Restricted Nonmaterial Contract and all Liabilities arising therefrom or relating thereto.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

          Sellers jointly represent and warrant to Buyer as follows:

               3.1          Organization and Good Standing.

                    (a)          Section 3.1 of the Disclosure Schedule contains a complete and accurate list of the jurisdiction of incorporation of each Seller and any other jurisdictions in which each Seller is qualified to do business as a foreign corporation.  Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Contracts.  Each Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for such failure to be so qualified that, individually or in the aggregate would not result in a Material Adverse Effect.

                    (b)          Complete and accurate copies of the Governing Documents of each Seller, as currently in effect, have been made available to Buyer.

                    (c)          Except as set forth on Section 3.1 of the Disclosure Schedule and except for BDI and BSI, no Seller has any Subsidiary and, except as set forth on Section 3.1 of the Disclosure Schedule, no Seller owns any shares of capital stock or other securities of any other Person.

               3.2          Authorization of Transaction.  Subject to BSML obtaining the requisite shareholder approval for the Contemplated Transactions, each Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions, subject in each case to the effect of applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.  Subject to BSML obtaining the requisite shareholder approval for the Contemplated Transactions, the execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the consummation of the Contemplated Transactions have been duly authorized by Sellers.  The affirmative vote of the holders of a majority of the shares of BSML common stock outstanding on the record date for the shareholders’ consideration of the Contemplated Transactions is the only vote of the holders of any class or series of BSML’s capital stock necessary to adopt this Agreement and approve the Contemplated Transactions.

               3.3          Non-contravention.  Subject to BSML obtaining the requisite shareholder approval, neither the execution and the delivery of this Agreement, nor the consummation of the Contemplated Transactions will (a) violate in any material respect any Legal Requirement applicable to BSML, BDI, BSI or any other direct or indirect Subsidiary of BSML or to which BSML, BDI, BSI or any other direct or indirect Subsidiary of BSML is subject, (b) violate any provision of BSML’s, BDI’s, BSI’s or any other direct or indirect Subsidiary of BSML’s Governing Documents or (c) except as set forth on Section 3.3 of the Disclosure Schedule, conflict in any material respect with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material Contract, license, instrument, or other arrangement relating to the Associated Center Business or the Acquired Assets to which BSML, BDI, BSI or any other direct or indirect Subsidiary of BSML is a party or by which BSML, BDI, BSI or any other direct or indirect Subsidiary of BSML is bound or to which any of BSML’s, BDI’s, BSI’s or any other direct or indirect Subsidiary of BSML’s assets are subject.

               3.4          Consents and Approvals.  Except as set forth on Section 3.4 of the Disclosure Schedule, no notice to, declaration, filing or registration with, or permit from, any Governmental Body, or any other Person or entity, is required to be made or obtained by Sellers in connection with the execution, delivery or performance of this Agreement and the consummation of the Contemplated Transactions.

               3.5          Financial Statements.  The annual consolidated financial statements of BSML set forth in its most recent Annual Report on Form 10-K, as amended (the “Annual Financial Statements”), filed with the Securities and Exchange Commission (the “Commission”), and the interim consolidated financial statements of BSML set forth in filings with the Commission since the filing of its most recent Annual Report on Form 10-K (the “Quarterly Financial Statements”) are true, correct and complete in all material respects, have been prepared from and are in accordance with the books and records of BSML and its subsidiaries and have been prepared in conformity with GAAP, and fairly present in all material respects the financial condition of Sellers as of the dates stated and the results of operations and cash flows of Sellers for the periods then ended.  Attached hereto as Exhibit L are the unaudited balance sheet of the Associated Center Business as of October 22, 2005 (the “Balance Sheet Date”) and a statement of operations of the Associated Center Business for the ten-month period ended on the Balance Sheet Date (the “Interim Financial Statements”).  The Interim Financial Statements for the Associated Center Business represent Sellers’ best estimate of the assets and liabilities of the Associated Center Business to be acquired by Buyer, after giving effect to the purchase of assets under the Lease Agreement, and were derived from the Annual Financial Statements and Quarterly Financial Statements and are in accordance with the books and records of BSML and its Subsidiaries.

               3.6          Sufficiency of Assets.  Except as set forth on Section 3.6 of the Disclosure Schedule, the Acquired Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Associated Center Business substantially in the manner presently operated by Sellers.

               3.7          Title to Assets; Encumbrances.  Sellers own good and transferable title to all of the Acquired Assets, free and clear of any Encumbrances other than those set forth on Section 3.7 of the Disclosure Schedule and any Permitted Encumbrances.  Sellers warrant to Buyer that, at the time of Closing, all Acquired Assets shall be free and clear of all Encumbrances other than Permitted Encumbrances and, in the case of Proprietary Rights, the rights of the licensee under the Spa License Agreement and the rights of Sellers under the P&G License.  Sellers have retained good and transferable title to, and the right to repossess, all BS3000 and BS3000PB lighting devices placed into service by Sellers or its distributors in the United States or internationally except for the devices that are subject to the Lease Agreement.

               3.8          Condition of Personal Property.  Except as set forth on Section 3.8 of the Disclosure Schedule, each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, and is suitable for immediate use in the Ordinary Course of Business.  Except as set forth on Section 3.8 of the Disclosure Schedule, no item of Tangible Personal Property is in need of material repair or replacement other than as part of routine maintenance in the Ordinary Course of Business.

               3.9          Inventories.  All items included in the Inventories that are part of the Acquired Assets consist of raw materials and supplies, manufactured and processed parts, work-in-process, and finished goods, all of which are, except as set forth on Section 3.9 of the Disclosure Schedule, merchantable and fit for the purpose for which they were procured or manufactured, and none of which are, except as set forth on Section 3.9 of the Disclosure Schedule, slow-moving, obsolete, damaged, or defective.  The amount and components of Inventories that are part of the Acquired Assets constitute sufficient but not excessive quantities and appropriate components of inventory for the operation of the Associated Center Business in the Ordinary Course of Business.  Inventories now on hand (including inventory held by Third Party manufacturers and other supply chain providers) that were purchased after the Balance Sheet Date were purchased in the Ordinary Course of Business of Sellers at a cost not exceeding market prices prevailing at the time of purchase.

               3.10          No Undisclosed Liabilities.  Except as set forth on Section 3.10 of the Disclosure Schedule, the Associated Center Business has no material Liabilities, except for (a) Liabilities reflected or reserved for in the Interim Financial Statements, (b) Retained Liabilities, and (c) current Liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date, none of which individually or in the aggregate are material.

               3.11          Taxes.  Except as set forth on Section 3.11 of the Disclosure Schedule, Sellers have filed all state, local and federal Tax Returns in a timely manner or extensions for filing have been obtained and any taxes owing pursuant to such returns have been fully paid.  Sellers are not presently under audit with respect to any such returns.  Sellers are current on all employee withholding tax remittances and all such remittances owing for the period ending on the Closing Date shall be paid prior to or at Closing.  Sellers acknowledge that Buyer is not assuming any Tax obligations of Sellers.

               3.12          No Material Adverse Effect.  Except as set forth on Section 3.12 of the Disclosure Schedule since December 31, 2004, there has not been any Material Adverse Effect.

               3.13          Employee Benefits.  The consummation of the Contemplated Transactions will not create any Liabilities for which Buyer will be responsible under: any “employee benefit plans” as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that are sponsored or maintained by Sellers or any trade or business (whether or not incorporated) which is treated as a single employer with Sellers within the meaning of Section 414(b), (c), (m) or (o) of the Code for any of their current or former employees, officers, non-employee directors or consultants (collectively the “Employee Plans”).

               3.14          Proprietary Rights.

                    (a)          Exhibit M sets forth all the Proprietary Rights that Sellers or any direct or indirect Subsidiaries of Sellers own or have the right to use, except for shrink-wrap, readily available commercial software.

                    (b)          Other than those Proprietary Rights listed on Exhibit M and except for shrink-wrap, readily available commercial software, no Proprietary Right, individually or in combination with other Proprietary Rights, is necessary for the operation of the Associated Center Business as the same is currently conducted.  Except as set forth on Section 3.14(b) of the Disclosure Schedule, no Proprietary Right set forth on Exhibit B is necessary for the operation of the Associated Center Business as the same is currently conducted.

                    (c)          Except as set forth on Section 3.14(c) of the Disclosure Schedule, Sellers exclusively own all right, title and interest to and in the Proprietary Rights (except for shrink-wrap, readily available commercial software and software and programs listed on Exhibit B to be retained by Sellers) free and clear of all Encumbrances other than Licenses listed in Exhibit M.  To Sellers’ Knowledge, except as set forth on Section 3.14(c) of the Disclosure Schedule, all Proprietary Rights (except for shrink-wrap, readily available commercial software and software and programs listed on Exhibit B to be retained by Sellers) are valid, subsisting and enforceable.

                    (d)          Except as set forth on Section 3.14(d) of the Disclosure Schedule, Sellers have not given any indemnification against patent, trademark or copyright infringement as to any equipment, materials, products, services or supplies which Sellers produce, use, license or sell, which indemnification will be assumed by Buyer.  To Sellers’ Knowledge, Sellers have never infringed, misappropriated or otherwise violated or made unlawful use of any intellectual property right of any other Person or engaged in unfair competition.  There is no pending or, to Sellers’ Knowledge, threatened Proceeding against Sellers contesting the right of Sellers to sell, engage in or employ with respect to the Associated Center Business any such product, process, method, or operation.

               3.15          Legal Compliance.  Sellers have complied in all material respects with all Legal Requirements applicable to Sellers, including, without limitation, non-U.S. Legal Requirements, except where any such non-compliance has not and would not reasonably be expected to result in a Material Adverse Effect.  Except as set forth on Section 3.15 of the Disclosure Schedule, none of Sellers, nor any of their affiliates, to Sellers’ Knowledge, is under investigation with respect to, or has been charged with or given written notice of any material violation of, any of the Legal Requirements applicable to the Associated Center Business.  This Section 3.15 shall not constitute a representation regarding any Legal Requirements that are more specifically addressed by Sections 3.25 and 3.26 of this Article 3.

               3.16          Legal Proceedings.  Except as set forth in BSML’s most recent Annual Report on Form 10-K filed with the Commission, as amended, and in BSML’s filings with the Commission since the filing of its most recent Annual Report on Form 10-K and except as set forth on Section 3.16 of the Disclosure Schedule, there is no Proceeding pending or, to Sellers’ Knowledge, threatened against or materially adversely affecting the Acquired Assets or Assumed Liabilities, Sellers’ right and ability to consummate the Contemplated Transactions, Buyer’s ability to freely use, market and distribute the Acquired Assets or that could reasonably be expected to have a Material Adverse Effect.  Sellers are not a party or subject to the provisions of any Order that could reasonably be expected to have a Material Adverse Effect.  No Acquired Assets are the subject of any pending or, to Sellers’ Knowledge, threatened claim for breach of warranty or product liability.

               3.17          Contracts.  Sellers have delivered or made available on Sellers’ data site to Buyer a correct and complete copy of each written contract or other agreement listed or required to be listed on Exhibit A as of the date of execution of this Agreement and will deliver prior to Closing any new written contract or agreement required to be listed as of the date of Closing.  Exhibit A lists all of the material written and oral international distribution agreements in effect as of the date of this Agreement.  Each of the Contracts included in the Acquired Assets is currently, and will be upon the Closing of the transactions contemplated by this Agreement, valid and enforceable in accordance with the terms thereof, subject in each case to the effect of applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. Sellers have not breached, or received in writing any claim or threat that they have breached, any of the terms and conditions of any Contract included in the Acquired Assets in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material Damages from Sellers under any such Contract, and, except as set forth on Section 3.17 of the Disclosure Schedule, Sellers have no Knowledge of the existence of a material breach of any such Contract by any other party thereto.  Sellers are not engaged, and have not agreed to engage, in any discussions related to the material amendment of any Contract listed or required to be listed on Exhibit A.  Sellers have disclosed to Buyer any material deviations from the forms of contracts with Associated Centers that Sellers have provided to Buyer in diligence.

               3.18          Absence of Certain Changes and Events.  Since the Balance Sheet Date (a) there has not been any sale or other disposition, except in the Ordinary Course of Business of any of the Acquired Assets, or any Encumbrance placed on the Acquired Assets, (b) Sellers have operated the Associated Center Business in the Ordinary Course of Business so as to preserve the Associated Center Business intact, to keep available to the Associated Center Business the services of its employees, and to preserve the Associated Center Business and the goodwill of the Associated Center Business’ suppliers, customers, distributors and others having business relations with it, (c) there has not been any Material Adverse Effect, (d) there has not been any damage, destruction or loss (whether or not covered by insurance) with respect to any of the Acquired Assets, (e) there has not been any material change by Sellers in their accounting methods, principles, or practices, and (f) Sellers have not taken any action and no event has occurred that would violate the covenants in Section 5.2 of this Agreement had such action or event occurred after the date of this Agreement.

               3.19          Environmental Matters.

                    (a)          To Sellers’ Knowledge, Sellers have materially complied and are in material compliance with all Environmental, Health and Safety Requirements.

                    (b)          Without limiting the generality of the foregoing, Sellers have obtained and materially complied with, and are in material compliance with, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the operation of the Associated Center Business and a list of all such permits, licenses and other authorizations is set forth on Section 3.19 of the Disclosure Schedule.

                    (c)          Sellers have not received any written notice or report regarding any violation of Environmental, Health and Safety Requirements, or any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Associated Center Business arising under Environmental, Health and Safety Requirements.

                    (d)          This Section 3.19 contains the sole and exclusive representations and warranties of Sellers with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental, Health and Safety Requirements.

               3.20          Labor Matters.  The consummation of the Contemplated Transactions will not create any Liabilities for which the Buyer will be responsible related to any labor organization, union, group or association or any labor strike or labor disturbance or with respect to any present or future employees of Sellers or their Subsidiaries or the termination of employment of any such employees.

               3.21          No Other Agreement to Sell Acquired Assets.  Except as set forth on Section 3.21 of the Disclosure Schedule, none of Sellers nor any of their respective Representatives have any commitment or legal obligation, absolute or contingent, to any other Person other than the Buyer to sell, assign, transfer or effect a sale of any of the Acquired Assets (other than inventory in the Ordinary Course of Business), to sell or effect a sale of a majority of the capital stock of BSML, BDI or BSI or any other direct or indirect Subsidiary of BSML that operates any portion of the Associated Center Business, to effect any merger, consolidation, liquidation, dissolution or other reorganization of BSML, BDI or BSI or any other direct or indirect Subsidiary of BSML that operates any portion of the Associated Center Business, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

               3.22          Brokers or Finders.  Sellers have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

               3.23          Sale of Products.  Each Product that has been sold, licensed or distributed by Sellers to any Person: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements and (ii) was free of any design defects, construction defects or other defects or deficiencies at the time of sale, except in each case for any nonconformance, noncompliance or defect that would not result in a material Liability to Buyer.  Sellers will not incur or otherwise become subject to any material Liability to Buyer arising directly or indirectly from any product manufactured or sold by Sellers on or at any time prior to the Closing Date.  No Product manufactured or sold by or for Sellers has been the subject of any recall or other similar action, and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.

               3.24          Performance of Services.  All services that have been performed by Sellers were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements, except in each case for any nonconformance that would not result in a Material Adverse Effect.  Buyer will not incur or otherwise become subject to any Liability arising directly or indirectly from any services performed by Sellers.

               3.25          FDA and Regulatory Matters.

                    (a)          With respect to the teeth whitening products of Sellers related to, used in or necessary to the operation of the Associated Center Business in the Ordinary Course of Business, including lighting devices and gel kits supplied to dentists and tooth paste, mouth wash, whitening pens  and other products supplied through dentists and distributors to consumers (collectively, the “Products”) Sellers have obtained all Governmental Authorizations listed on Section 3.25 of the Disclosure Schedule (“Regulatory Licenses”) in connection with the design, development, labeling, sale, distribution and promotion of the Products in each jurisdiction indicated in Section 3.25 of the Disclosure Schedule.  To Sellers’ Knowledge, (A) Sellers are in compliance in all material respect with the terms and conditions of each Regulatory License; and  (B) to the extent Sellers have exported any Product from the United States, Sellers have exported such Product in compliance in all material respects with all Legal Requirements. Section 3.25 of the Disclosure Schedule sets forth a complete and accurate list of each jurisdiction worldwide where Sellers design, develop, manufacture, label, sell, distribute or target promotion of their Products.

                    (b)          To Sellers’ Knowledge, Sellers are in compliance in all material respects with all United States Food and Drug Administration (“FDA”) and non-United States equivalent agencies and similar state and local laws applicable to the maintenance, compilation and filing of reports, including medical device reports, with regard to the Products.  Sellers have not received any applicable adverse event reports related to the Products, including any Medical Device Reports (as defined in 21 CFR 803).

                    (c)          Except as set forth on Section 3.25 of the Disclosure Schedule, Sellers have not received any written notice or other written communication from the FDA or any other Governmental Body (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Products or (ii) otherwise alleging any violation of any laws by Sellers.

                    (d)          There have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken (or, to Sellers’ Knowledge, threatened) by the FDA or any other Governmental Body with respect to any of the Products, including any facilities where any such Products are produced, processed, packaged or stored.

                    (e)          All written (including electronic) filings with and submissions to the FDA and any other Governmental Body made by Sellers with regard to the Products were true, accurate and complete in all material respects as of the date made.

                    (f)          This Section 3.25 contains the sole and exclusive representations and warranties of Sellers in this Agreement with respect to any regulatory compliance with any Regulatory Licenses or Legal Requirements imposed by the FDA or comparable international authorities.

               3.26          Governmental Authorizations.  To Sellers’ Knowledge, Section 3.26 of the Disclosure Schedule sets forth all material Governmental Authorizations, including Regulatory Licenses used for the conduct of the Associated Centers Business as currently being conducted.  All such Governmental Authorizations are valid and in full force and effect.  Each Seller is in substantial compliance with the terms and requirements of such Governmental Authorizations.  None of Sellers or their Subsidiaries has received any written notice or other written communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any such material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such material Governmental Authorization.  This Section 3.26 contains the sole and exclusive representations and warranties of Sellers in this Agreement with respect to any Governmental Authorizations.

               3.27          Financial Capacity.  Sellers are not now “insolvent” within the meaning of applicable fraudulent conveyance laws and will not be rendered insolvent by virtue of the consummation of all of the Contemplated Transactions.  Immediately after the consummation of the Contemplated Transactions Sellers will be able to pay their debts, including known contingent liabilities, as they become due and Sellers will not have unreasonably small assets with which to conduct their remaining business.

               3.28          No Real Property.  The Assumed Assets and the Assumed Liabilities do not include any real property or any interest in real property, including any leasehold interests.

               3.29          Certain Business Practices.  None of Sellers nor, to Sellers’ Knowledge  any director, officer, agent or employee of any of Sellers has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

               3.30          Full Disclosure.  No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading; and none of the agreements prepared as part of the Contemplated Transactions omits or will omit to state any material fact necessary to make any of Sellers’ representations, warranties or other statements or information contained therein not misleading.

               3.31          NO OTHER REPRESENTATIONS OR WARRANTIES.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3, SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Sellers as follows:

               4.1          Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full corporate power and authority to conduct its business as it is now conducted.

               4.2          Authorization of Transaction.  Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, subject in each case to the effect of applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

               4.3          Non-contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate in any material respect any Legal Requirement applicable to Buyer or to which Buyer is subject, (ii) violate any provision of Buyer’s Governing Documents or (iii) conflict in any material respect with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which Buyer is bound or to which Buyer’s assets are subject.

               4.4          Consents and Approvals.  No notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions.

               4.5          Legal Proceedings.  There is no Proceeding pending that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.  To Buyer’s Knowledge, no such Proceeding has been threatened.

               4.6          Brokers or Finders.  Neither Buyer nor any of its Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

               4.7          No Other Representations.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4, BUYER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL.

ARTICLE 5

COVENANTS OF SELLERS PRIOR TO CLOSING

               5.1          Access and Investigation.  Subject to Buyer’s obligations under ARTICLE 12, between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer and in coordination with Sellers, Sellers shall afford Buyer and its Representatives full and free access, during regular business hours, to Sellers’ personnel (including employees and contractors), distributors, properties, Contracts, Governmental Authorizations, books and Records and other documents and data related to or part of the Acquired Assets, and minutes of BSML and other corporate Records required to assess risks related to the Contemplated Transactions, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Sellers.  In addition, Buyer shall have the right to inspect the Tangible Personal Property, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Tangible Personal Property.  Sellers shall furnish the Buyer during such period with all such information and copies of such documents concerning the Associated Center Business that Buyer or its Representatives may reasonably request and cause Sellers’ Representatives to reasonably cooperate with Buyer’s Representatives in connection with such review and examination.  Sellers agree to (a) circulate to each Associated Center a survey in a form reasonably satisfactory to Sellers and Buyer (the “Survey”) which has been approved in advance of signing by Sellers and Buyer, (b) use commercially reasonable efforts to receive a completed Survey from each Associated Center prior to the Closing and (c) provide to Buyer all completed Surveys received by Sellers from Associated Centers.  Notwithstanding the foregoing, Sellers do not warrant or guaranty receipt of completed Surveys from any Associated Centers or the completeness or accuracy of any Surveys provided to Sellers by any Associated Center.

               5.2          Operation of the Associated Center Business.  Between the date of this Agreement and the Closing or the earlier termination of this Agreement pursuant to ARTICLE 9, unless otherwise approved by Buyer in writing, Sellers shall:

                    (a)          conduct the Associated Center Business in the Ordinary Course of Business, except that Sellers may discount accounts receivable on the Associated Center Business;

                    (b)          use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it with respect to the Associated Center Business;

                    (c)          maintain the Acquired Assets in a state of repair and condition that complies, in all material respects, with Legal Requirements and is consistent with the Ordinary Course of Business of the Associated Center Business and promptly repair, restore or replace any Acquired Assets that are destroyed or damaged, except for repairs or damage in the Ordinary Course of Business;

                    (d)          comply with all material Legal Requirements and material contractual obligations applicable to the operations of the Associated Center Business;

                    (e)          not modify or amend any of their Governing Documents;

                    (f)          not sell or transfer any Acquired Assets other than sales of inventory in the Ordinary Course of Business;

                    (g)          subject to Section 10.11, not enter into a material Contract relating to the Associated Center Business (for purposes of this provision, Contracts with Associated Centers that are consistent with Contracts that BSML has entered into in the Ordinary Course of Business prior to the date of this Agreement shall not be considered material);

                    (h)          except in compliance with the terms of this Agreement, not effect or become a party to any business combination transaction involving the Associated Center Business or the sale of the Acquired Assets;

                    (i)          not discount any International Accounts Receivable or engage in any collection practices that are inconsistent with past practices in order to collect International Accounts Receivable;

                    (j)          subject to the provisions of Section 5.6, not enter into any transaction or take any other action with respect to the Associated Center Business or the Acquired Assets that might cause or constitute a breach of any representation or warranty made by Sellers in this Agreement if (A) such representation or warranty had been made as of the time of such transaction or action, (B) such transaction had been entered into, or such action had occurred, on or prior to the date of this Agreement or (C) such representation or warranty had been made as of the Closing Date;

                    (k)          cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the Associated Center Business from and after the Closing Date;

                    (l)          maintain all books and Records of the Associated Center Business in the Ordinary Course of Business;

                    (m)          not incur, assume or otherwise become subject to Indebtedness in excess of $2,000,000; and

                    (n)          not agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses (a) through (m) of this Section 5.2 with respect to the Associated Center Business or the Acquired Assets.

               5.3          Negative Covenant.  Except as otherwise expressly permitted herein, including the exhibits and Disclosure Schedule hereto, between the date of this Agreement and the Closing Date, Sellers shall not, without the prior written consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events described in Sections 3.12 or 3.18 would be likely to occur, (b) make any material modification to any material Contract or Governmental Authorization which are Acquired Assets or which would result in any change to the Assumed Liabilities, (c) allow the levels of raw materials, supplies or other materials included in the Inventories in respect of the Acquired Assets or the Associated Center Business to vary materially from the levels customarily maintained, or (d) initiate or enter into any compromise or settlement of any litigation (except for the Procter & Gamble Litigation and the Pending Litigation), Proceeding or investigation by a Governmental Body relating to the Acquired Assets, the Associated Center Business or the Assumed Liabilities.

               5.4          Required Approvals.  As promptly as practicable after the date of this Agreement, each Seller shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions.  Sellers also shall use commercially reasonable efforts to cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions.  Sellers also shall use commercially reasonable efforts to cooperate with Buyer and its Representatives in obtaining all Material Consents.

               5.5          Notification.  Between the date of this Agreement and the Closing, Sellers shall promptly notify Buyer in writing if they become aware of (a) any fact or condition that causes or constitutes a material breach of any of Sellers’ representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a material breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Sellers’ discovery of, such fact or condition.  Should any such fact or condition require any change to the Disclosure Schedule, Sellers shall promptly deliver to Buyer an update to the Disclosure Schedule specifying such change.  Such update shall be deemed to supplement and amend the Company’s representations and warranties and the Disclosure Schedule for all purposes under this Agreement, except that if such update is a material change to the Disclosure Schedule or the Company’s representations or warranties hereunder, such update shall not be deemed to supplement or amend the Disclosure Schedule or any of the representations and warranties of Sellers for the purpose of determining whether the condition set forth in Section 7.1 has been satisfied, for purposes of determining whether the representations and warranties of Sellers were accurate as of the date of execution of this Agreement or for the purpose of allowing Buyer to terminate this Agreement under Section 9.1(b).  During the same period, Sellers also shall promptly notify Buyer of the occurrence of any material breach of any covenant of Sellers in this ARTICLE 5 or of the occurrence of any event that may make the satisfaction of the conditions in ARTICLE 7 impossible.

               5.6          No Negotiation.

                    (a)          From the date hereof until the earlier of termination of this Agreement or the Closing, Sellers and their Representatives will not, directly or indirectly, (i) initiate, solicit or encourage, or take any other action to facilitate any inquiries or the making of any proposal with respect to, or (ii) engage or participate in negotiations concerning, provide any nonpublic information or data to, or have any discussions with, any person other than Buyer relating to any Associated Center Business Combination; provided, however, that prior to the effective date of the required BSML shareholder vote to adopt and approve this Agreement, this Section 5.6(a) shall not prohibit BSML from furnishing nonpublic information regarding Sellers to, or entering into discussions with, any Person in response to a Superior Offer or an offer that is reasonably expected to lead to a Superior Offer that is submitted to Sellers by such Person (and not withdrawn) if (A) the Board concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the Board to comply with its fiduciary obligations to BSML’s shareholders under applicable law, (B) Sellers give Buyer three (3) Business Days prior written notice of the identity of such Person and of Sellers’ intention to furnish information to, or enter into discussions with, such Person, and (C) Sellers receive from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic information furnished to such Person by or on behalf of Sellers.  Sellers acknowledge and agree that any action inconsistent with any of the provisions set forth in the preceding sentence by any Representative of Sellers shall be deemed to constitute a breach of this Section 5.6 by Sellers.  Sellers will promptly notify Buyer of any such inquiry or proposal made by any Person, and will furnish to Buyer a copy of each such inquiry or proposal.

                    (b)          Sellers shall be entitled to provide a summary of the provisions of Section 5.6 to third parties who, on an unsolicited basis after the date hereof, contact Sellers or their Representatives concerning an Associated Center Business Combination with Sellers so long as Buyer is concurrently notified of such contact.

               5.7          Governmental Filings.  Sellers will file any information that they may be required to file with foreign Governmental Bodies under antitrust, anticompetitive or similar Legal Requirements, and will use commercially reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary.  Notwithstanding the provisions of Section 5.4, BSML will file an Information Statement pursuant to Regulation 14(C) of the Exchange Act (the “Information Statement”) with the Commission not later than ten (10) Business Days following the execution of this Agreement and will mail such Information Statement to its shareholders as promptly as possible thereafter.  The Information Statement will describe in reasonable detail the Contemplated Transactions.  Sellers shall grant Buyer and its Representatives reasonable opportunity to review and comment on the Information Statement for a reasonable period prior to filing the Information Statement with the Commission.

               5.8          Shareholder Approval.  BSML shall use commercially reasonable efforts to take, in accordance with applicable law and its Governing Documents, all action reasonably necessary to seek and obtain approval of its shareholders to the Contemplated Transactions by requisite vote, including preparing, with the assistance and review of Buyer and Buyer’s Representatives, a written consent of the shareholders of BSML (the “Shareholder Consent”) approving this Agreement and the Contemplated Transactions to be executed by the shareholders listed on Schedule 5.8 concurrent with the execution of this Agreement.  The Shareholder Consent will become effective on the 20th day after the mailing of the definitive Information Statement in accordance with applicable Legal Requirements.

               5.9          Payment of Outstanding Debt.  Sellers shall use best efforts to coordinate with Noteholders and their Representatives to arrange for the redemption, repayment or retirement of all the outstanding Convertible Notes of BSML owed to Noteholders at the Closing.

               5.10          Efforts to Satisfy Conditions.  Sellers shall use their commercially reasonable efforts to cause the conditions in ARTICLE 7 to be satisfied.

ARTICLE 6

COVENANTS OF BUYER PRIOR TO CLOSING

               6.1          Required Approvals.  As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions.  Buyer also shall cooperate, and cause its Representatives to cooperate, with Sellers (a) with respect to all filings Sellers shall be required by Legal Requirements to make and (b) in obtaining all consents, approvals or authorizations identified in Section 7.2, provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any funds or incur any other burden in order to comply with this Section 6.1.

               6.2          Efforts to Satisfy Conditions.  Buyer shall use its commercially reasonable efforts to cause the conditions in ARTICLE 8 to be satisfied.

ARTICLE 7

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

          Buyer’s obligation to purchase the Acquired Assets and assume the Assumed Liabilities and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer in its sole discretion, in whole or in part):

               7.1          Accuracy of Representations; Performance of Covenants.  All representations and warranties of Sellers contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein permitted or contemplated by this Agreement, and Sellers shall have performed and satisfied all agreements and covenants required hereby to be performed by them prior to or on the Closing Date, and Sellers shall have delivered to Buyer a certificate to such effect, dated as of the Closing Date, signed on behalf of each Seller by the Chief Executive Officer and Chief Financial Officer of such Seller.

               7.2          Consents.  Each of the consents, authorizations or approvals identified in Exhibit K (the “Material Consents”) shall be in a form and of substance reasonably satisfactory to Buyer and shall not require any term or condition resulting in an adverse condition or requirement on the conduct of the Associated Center Business and shall have been obtained and shall be in full force and effect.

               7.3          Shareholder Approval.  The shareholders of BSML shall have approved this Agreement and the sale of the Acquired Assets, in the manner, as and to the extent required by all Legal Requirements, including the provisions of BSML’s Governing Documents and the Utah Revised Business Corporation Act.

               7.4          No Proceedings.  Since the date of this Agreement, there shall not have been commenced or threatened against Buyer any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

               7.5          No Conflict.  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding bulk sales laws.

               7.6          Governmental Authorizations.  Buyer shall have received such Governmental Authorizations as are necessary or desirable to allow Buyer to operate the Associated Center Business and Acquired Assets from and after the Closing, provided, however, that failure to obtain any necessary consents, authorizations or approvals or file any necessary notices in accordance with Section 5.7 from or with any foreign Governmental Bodies other than applicable Governmental Bodies for the European Union and Ireland shall not constitute a failure to obtain a required Governmental Authorization, a failure of Sellers to comply with a covenant for purposes of Section 7.1 or a breach of a representation and warranty by Sellers for purposes of Section 7.1 of this Agreement.

               7.7          Pending Litigation.  Each party to the Litigation Settlement Documents other than the Buyer shall have executed and delivered to Buyer the Litigation Settlement Documents thereby dismissing all Pending Litigation with prejudice, subject only to the Closing.

               7.8          No Material Adverse Effect.  Since the date of this Agreement, no Material Adverse Effect shall have occurred and no circumstance shall exist or event shall have occurred, that in combination with any other events or circumstances would reasonably be expected to have a Material Adverse Effect.

               7.9          Additional Documents.  Sellers shall have caused the documents and instruments required by Section 2.7(a) to be delivered (or tendered subject only to Closing) to Buyer so as to effect the transfer and assignment to Buyer of all right, title and interest in and to the Acquired Assets and Sellers shall have filed (where necessary) and delivered to Buyer all documents necessary to release the Acquired Assets from all Encumbrances (other than Permitted Encumbrances), which documents shall be in a form reasonably satisfactory to Buyer’s counsel.

               7.10          Financing.  Buyer shall have obtained financing in an amount sufficient to permit Buyer to pay the cash portion of the Purchase Price from a nationally recognized lending institution or other person having demonstrated financial capacity.

               7.11          EVL Lease Agreement.  Subject to the Closing, Sellers shall have acquired all lightening devices subject to the Lease Agreement for $1.00 per device and shall own good and marketable title to all such devices free and clear of any Encumbrances other than Permitted Encumbrances.

               7.12          Purchased Inventory.  Sellers shall have delivered, or made reasonably acceptable provisions for delivery of, the Purchased Inventory that is to be delivered to Buyer at or prior to Closing pursuant to Section 2.7(a) in good and marketable condition.

ARTICLE 8

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

          Sellers’ obligation to sell the Acquired Assets, assign the Assumed Liabilities and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers in whole or in part):

               8.1          Accuracy of Representations; Performance of Covenants.  All representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein permitted or contemplated by this Agreement, and Buyer shall have performed and satisfied all agreements and covenants required hereby to be performed by it prior to or on the Closing Date; and Buyer shall have delivered to Sellers a certificate to such effect, dated as of the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and Chief Financial Officer of Buyer.

               8.2          No Injunction.  There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

               8.3          Purchased Inventory.  Buyer shall have paid the purchase price for the  Purchased Inventory to Sellers.

               8.4          Additional Documents.  Buyer shall have caused the documents and instruments required by Section 2.7(b) to be delivered (or tendered subject only to Closing) to Sellers.

ARTICLE 9

TERMINATION

               9.1          Termination Events.  By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

                    (a)          by mutual consent of Buyer and Sellers;

                    (b)          by Buyer if there is a material breach of any representation or warranty set forth in ARTICLE 3 hereof or any covenant or agreement to be complied with or performed by Sellers pursuant to the terms of this Agreement, and Sellers shall fail to cure such breach within thirty (30) days after receipt of notice from Buyer requesting such breach to be cured;

                    (c)          by any Seller if there is a material breach of any representation or warranty set forth in ARTICLE 4 hereof or any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement, and Buyer shall fail to cure such breach within thirty (30) days after receipt of notice from Sellers requesting such breach to be cured;

                    (d)          by Buyer if satisfaction of any condition in ARTICLE 7 by the End date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition;

                    (e)          by any Seller if satisfaction of any condition in ARTICLE 8 by the End Date is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement), and Sellers have not waived such condition; or

                    (f)          by Buyer or Sellers if the Closing shall not have occurred by the End Date, provided, that the right to terminate this Agreement under this clause (f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before the End Date.

                    (g)          by Sellers, if prior to the earlier of the effective date of the Shareholder Consent, Sellers receive a Superior Proposal, resolve to accept such Superior Proposal and shall have given Buyer five (5) days prior written notice of the intention to terminate pursuant to this provision (provided that during the five days, if Buyer decides to increase its offer in order to meet the Superior Proposal, Sellers shall engage in good faith negotiations with Buyer).

               9.2          Effect of Termination.

                    (a)          Each party’s right of termination under Section 9.1, is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and ARTICLE 12 and ARTICLE 13 will survive, provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

                    (b)          If (x) this Agreement is terminated pursuant to Section 9.1(g) or (y) this Agreement is terminated pursuant to Sections 9.1(b), 9.1(d) or 9.1(f) on account of the failure to satisfy Section 7.3 due to (1) the revocation, termination, rescission or modification of the Shareholder Consents with the consent of any shareholder or beneficial owner of shares of Sellers’ capital stock or (2) any other act of Sellers that is intended to prevent the satisfaction of Section 7.3, then:

                                   (i)          Buyer would incur expenses and may suffer direct and substantial damages, which damages cannot be determined with reasonable certainty and, in order to compensate Buyer for such damages, Sellers shall pay Buyer Two Million Dollars ($2,000,000) as liquidated damages (the “Termination Fee”) by wire transfer in immediately available funds to an account designated in writing by Buyer.  The Termination Fee will be payable within five (5) business days after such termination.  Buyer shall be entitled to recover any costs and expenses incurred in order to collect such Termination Fee or enforce the covenants set forth in this subsection, with interest on the Termination Fee at two percentage points over the then current prime rate of Bank of America until paid in full; and

                                   (ii)         Buyer shall have the right to elect, within sixty (60) days following the termination of this Agreement, to resolve all claims in the Pending Litigation that are between Buyer and Sellers as they exist on the date hereof in the Pending Litigation, in arbitration proceedings.  Should Buyer make such election, the following procedures would apply:  The arbitration would be before Buyer’s choice of one of the following: (1) Mr. Anthony Piazza at his first available time or (2) any one of two arbitrators on the AAA panel in San Francisco or Los Angeles who has federal judicial experience and who are to be designated by Sellers, such arbitration to be conducted in Hawaii, if conducted before Mr. Piazza, or at such other location as is required by any other arbitrator selected by the Parties.  If the selected arbitrator is not available and the Parties are unable to agree on an arbitrator within thirty (30) days, after it is determined that the selected arbitrator is not available, or a mutually agreed extension thereof, the arbitrator will be selected by the AAA.  If Buyer elects to arbitrate the Disputed Claims, then the Parties shall dismiss certain claims against each other pursuant to the Settlement Document in the form of Exhibit T.  The arbitration shall be binding on the Parties with no right of appeal, and shall occur as soon as reasonably possible after termination of the Agreement.  The Parties agree that Judge White’s Claims Construction Order dated May 13, 2005 in Case No. C 02-3220 JSW is binding on such arbitration and shall control for the purposes of the patent issues.

Unless the Parties agree otherwise, the arbitration shall be conducted in accordance with the applicable commercial Arbitration Rules of the AAA then in effect.  Each Party shall be responsible for its own attorney’s fees and costs.  The fees for arbitration and fees for an arbitrator shall be apportioned 50% to Buyer and 50% to the Sellers.  The findings of the arbitrator will be final, binding, and enforceable as between the Parties, and any judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The Parties agree to submit to the jurisdiction of the courts of the State of California for purposes of implementing, without limitation, the enforcement of any award obtained through the arbitration proceedings.  Subject to payment of a damage award, if any, that may be awarded by the arbitrator, Buyer will receive at the time of the arbitration award a non-exclusive, worldwide license to the intellectual property which is the subject of the Pending Litigation which license shall have a term for the life of the applicable patents and be for a field of use, which shall be the dental channel, the material terms of which are attached hereto as Exhibit U.  For purposes of the arbitration, should the arbitrator award any damages to Sellers, the Parties agree that such award may be paid by Buyer as follows:  (1) 25% of such damages shall be payable within 60 days following the decision of the arbitrator and (2) the remaining 75% of such damages shall be payable in 16 equal monthly increments on the last business day of each month beginning on the third month following the decision of the arbitrator.  In order to avoid biasing the arbitrator regarding whether any award should be made, this provision regarding payment terms shall not be communicated to the arbitrator until after the award of the arbitrator is issued and final; and nothing herein shall prevent the arbitrator from awarding payment terms more favorable to Buyer than those set forth in this paragraph.

ARTICLE 10

ADDITIONAL COVENANTS

               10.1          Payment of All Taxes Resulting From Sale of Assets by Sellers.  Sellers shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Acquired Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

               10.2          Reports and Returns.  Sellers shall after the Closing and when due prepare and file all reports and returns required by Legal Requirements relating to the Associated Center Business as conducted using the Acquired Assets, to and including the Closing.

               10.3          Assistance in Proceedings.  Sellers will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Sellers or the Associated Center Business or any Acquired Assets or Acquired Liabilities.

               10.4          Customer and Other Business Relationships.  For ninety (90) days after the Closing, Sellers will cooperate in all reasonable respects with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Sellers existing prior to the Closing and relating to the Associated Center Business, including relationships with distributors, regulatory authorities, licensors, customers, suppliers and others.

During such period, Sellers shall also use commercially reasonable efforts to cooperate with Buyer in establishing Buyer’s ability to manufacture procedure kits for use in the Associated Center Business.  Sellers will refer to Buyer all inquiries relating to the Associated Center Business.

               10.5          Retention of and Access to Records.  After the Closing Date, Buyer shall retain those Records of Sellers delivered to Buyer for at least as long as is required by applicable Legal Requirements.  Buyer also shall provide Sellers and their Representatives reasonable access thereto, during normal business hours and on reasonable prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits.  After the Closing Date, Sellers shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on reasonable prior written notice, for any reasonable business purpose specified by Buyer in such notice.

               10.6          Employee Matters.

                    (a)          After the date of execution of this Agreement, Buyer will be allowed to interview all of the employees or contractors of Sellers or its subsidiaries other than dedicated Spa Business employees or contractors.  Buyer shall have the option in its sole discretion to extend offers of employment to all of Sellers’ employees in the Associated Center Business effective as of the Closing Date, which employees are set forth on Exhibit N (the “Associated Center Employees”), which exhibit shall be updated as of the Closing Date.

                    (b)          Subject to the provisions of Section 10.6(c) below, nothing contained in this Agreement shall confer upon any Associated Center Employee any right with respect to employment by Buyer, nor shall anything herein interfere with (i) the right of Buyer to hire or terminate the employment of any of the Associated Center Employees at any time after Closing, with or without cause, or (ii) restrict Buyer in the exercise of its independent business judgment in establishing or modifying any of the terms and conditions of the employment of the Associated Center Employees after Closing.

                    (c)          Notwithstanding anything herein to the contrary, Buyer shall be responsible for and shall pay and reimburse to Sellers any severance payments paid by Sellers following the Closing to any Associated Center Employee who is hired within six (6) months after the Closing by Buyer.

                    (d)          Notwithstanding anything herein to the contrary, if Buyer hires any Associated Employee at any time within 30 days after Closing and terminates such Associated Center Employee at any time within 120 days after Closing, Buyer shall pay to any such terminated Associated Center Employee: (i) all wages during such Person’s employment by Buyer, (ii) all accrued and unused vacation pay, if any, during such Person’s employment by Buyer and (iii) severance pay in an amount equal to one month’s salary for every 12 months (or ratable portion thereof) that such Associated Center Employee was employed by Sellers prior to the Closing.

               10.7          Noncompetition.  For a period of five (5) years commencing on the Closing Date, Sellers shall not, and shall cause their Subsidiaries not to, directly or indirectly own, manage, operate, control, invest in or participate in the ownership, management, operation or control of any Person engaged in any business that competes in teeth whitening through professional dental offices, excluding their rights under the P&G License (a “Restricted Business”), provided that Restricted Business shall not include ownership and operation of the Spas under the Spa License Agreement. For a period of two (2) years commencing on the Closing Date, Sellers shall not, and shall cause their Subsidiaries not to solicit, divert, entice away or in any other manner persuade, or attempt to do any of the foregoing, with respect to any actual or prospective customer of the Associated Center Business to become a customer of Sellers or any third party engaged in a Restricted Business.  Nothing herein shall restrict Sellers or any successor of Sellers from contacting or soliciting any actual or prospective customer of the Associated Center Business in connection with any business unrelated to the Restricted Business.

If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 10.7 is invalid or unenforceable, the parties agree that the court making such determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

               10.8          Change of Name.  As soon as possible after the Closing, BSML shall change its name to a name that does not include the word “BriteSmile” or any variation thereof (except for “BSML”) and that is reasonably satisfactory to Buyer and shall include such name change in the resolutions approved by the shareholders of BSML pursuant to the Shareholder Consent.

               10.9          Procter & Gamble Litigation.  Pursuant to the P&G License, BDI has obtained the rights set forth therein, including an exclusive, irrevocable, world-wide paid-up license under the Patents listed on Exhibit O (the “BDI Licensed Patents”).  Additionally, at the Closing, Buyer shall deliver to Sellers, and Seller shall execute and file with the court in which the Procter & Gamble Litigation is pending within three (3) days after Closing, documents (including pleadings) necessary to effectuate the joinder of Buyer or its Subsidiary (if applicable) holding title to the BDI Licensed Patents (the “Joined Buyer Party”) as co-plaintiff in the Procter & Gamble Litigation to the extent required as a necessary party.  Notwithstanding the joinder of the Joined Buyer Party in the Procter & Gamble Litigation, Sellers, at their expense, shall continue to control as lead plaintiff the Procter & Gamble Litigation.  It is understood that incident to the transfer of title of the BDI Licensed Patents from BDI to Buyer or its Subsidiary (if applicable), BDI has retained all rights to enforce the BDI Licensed Patents in the whitening strip field, including the right to sue for past, present and future damages.  Incident to any such enforcement efforts, Buyer or its Subsidiary (if applicable) agrees to be joined as a party to the extent necessary.  Sellers shall use commercially reasonable efforts to conduct the defense of any counterclaims relating to the BDI Licensed Patent.  Sellers shall provide to the Joined Buyer Party and its designated counsel copies of any material pleadings or other documents that Sellers intend to file in the Procter & Gamble Litigation no later than one (1) Business Day in advance of filing and shall confer with the Joined Buyer Party’s counsel at reasonably regular intervals about any matters that could adversely affect the Joined Buyer Party’s rights in any of the BDI Licensed Patents or other matters in the Procter & Gamble Litigation.

Sellers shall have the right to settle and compromise the Procter & Gamble Litigation for themselves and on behalf of the Joined Buyer Party, provided that any such settlement is consistent with the terms of the BDI Licensed Patents, and would not reasonably be expected to impair the validity of the Licensed Patents.  In connection with any settlement of the Procter & Gamble Litigation, Sellers may unilaterally, and without any consent or notice to Buyer, sublicense all of its rights under the BDI Licensed Patents.  Neither the Joined Buyer Party nor any of its Affiliates on behalf of the Joined Buyer Party may compromise or settle the Procter & Gamble Litigation (or any other litigation brought in the “whitening strip” field) without the written consent of Sellers.  Sellers shall be entitled to any and all recovery of damages, royalties, attorneys’ fees or costs in the Procter & Gamble Litigation that is paid in consideration of any settlement or judgment on claims of infringement.  Sellers acknowledge that Buyer has no responsibility for Seller’s compliance with the Asset Purchase Agreement dated July 1, 2003 among R. Eric Montgomery, Oraceutical Innovative Properties, LLC, Oraceutical, LLC Oraceutical Acquisition, LLC and BSML and BDI.

               10.10          Magic Mirror Product.  (i) Sellers shall use their commercially reasonable efforts to deliver at Closing such licenses or sublicenses, as applicable, as are necessary to enable the Buyer to use, in the Associated Center Business with the scope of each license not to be broader than the scope of the license held by Sellers in the Ordinary Course of Business prior to the execution of this Agreement, the Software contained in the Magic Mirror product, such licenses or sublicenses to be on terms and conditions, including pricing and royalty rates, at least as favorable to Buyer as the Sellers’ current terms; (ii) effective and contingent upon the Closing, Sellers hereby grant (or shall cause BriteSmile Spas, LLC hereby to grant) to Buyer a right to access and use, wherever located, the manufacturing specifications and tooling used in the manufacturing of the Magic Mirror product, all upon reasonable notice and to the extent reasonably necessary to allow Buyer to manufacture the Magic Mirror product in amounts generally consistent with Sellers’ use of the Magic Mirror product in the Associated Center Business prior to Closing; (iii) effective and contingent upon the Closing, Sellers hereby grant to Buyer a royalty-free, fully paid up, non-exclusive license, with right to sub-license, to (A) all Proprietary Rights associated with or embodied in the Magic Mirror product and the manufacturing specifications and tooling related to the Magic Mirror product (such Proprietary Rights, the “Magic Mirror Rights”), and (B) make, have made, use, sell, and have sold any product or service containing the Magic Mirror Rights in the dental channel; and (iv) Sellers shall use its commercially reasonable efforts to assist Buyer in obtaining manufacturing contracts with Sellers’ current manufacturer of the Magic Mirror product to enable Buyer to manufacture the Magic Mirror product after Closing on the same terms and conditions, including pricing, as are applicable to Sellers.

               10.11          Spa Development Rights of First Refusal.  Exhibit Q attached hereto sets forth a list of international distributor and other contracts which contain rights (each a “ROFR”) in favor of international distributors and certain of Sellers with respect to the development or opening of Spas within the geographic boundaries specified therein (the “ROFR Agreements”).  Buyer (i) acknowledges that Seller has previously assigned all ROFRs possessed by any of Sellers under the ROFR Agreements to BriteSmile Spas, LLC under the terms of the Spa License Agreement,

(ii) acknowledges and agrees that, in light of the assignment referred to in clause (i) above, and even if such assignment had not occurred or were not valid for any purpose, Buyer disclaims, does not have and will not purport to exercise any rights under or with respect to the ROFRs in any of the ROFR Agreements and shall under no circumstances exercise any rights to co-develop or partner with any international distributor with respect to the development of Spas as contemplated by the ROFR Agreements and (iii) BSML, BriteSmile Spas, LLC or their successors may negotiate at any time with any international distributor which has a ROFR under a ROFR Agreement for a new agreement with such international distributor that separates the ROFR from the ROFR Agreement or terminates the ROFR provided that such new agreement does not impair any other term, condition or covenant of such ROFR Agreement, including any right to terminate the ROFR Agreement.  Buyer shall have no obligation to obtain any consent from any distributor with respect to the partial assignment of any ROFR Agreement, shall have no obligation to take any action to enforce any provision of the ROFR Agreement and shall have no obligation to preserve any ROFR Agreement for the benefit of Sellers or Third Parties.

               10.12          Consulting Agreement.  Buyer will have ninety (90) days following the Closing to decide whether to purchase the Consulting Agreement dated July 1, 2003 between BSML, BDI, Oraceutical Innovative Products, LLC, Oraceutical, LLC and R. Eric Montgomery (the “Consulting Agreement”).  If Buyer decides to exercise this right, then Sellers shall deliver an Assignment of Contract covering the Consulting Agreement and Buyer shall pay Sellers $1.00 and assume any Liability arising after the Closing under the Consulting Agreement (other than any Liability arising out of or relating to any occurrence or circumstance (whether known or unknown) which occurs or exists prior to the assignment date and which constitutes, or which by the lapse of time or delivery of notice (or both) would constitute, a breach or default under the Consulting Agreement) as additional Purchase Price.

               10.13          Further Assurances.  The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

ARTICLE 11

INDEMNIFICATION; REMEDIES

               11.1          Survival.  All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedule (as supplemented by any updates to the Disclosure Schedule delivered pursuant to Section 5.5) shall survive the Closing and the consummation of the Contemplated Transactions and the representation and warranties shall survive until fifteen (15) months after the Closing Date (the “Survival Period”) (and claims based upon or arising out of such representations, warranties, covenants and agreements may be asserted at any time before the end of the Survival Period).

               11.2          Indemnification and Reimbursement by Sellers.  Sellers will jointly indemnify and hold harmless Buyer and its affiliates, officers, directors, stockholders, agents and each of their respective heirs, successors, assigns and executors (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) whether or not involving a Third-Party Claim (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in any representation or warranty for purposes of determining the dollar amount of Damages (collectively, “Damages”), arising from or in connection with (a) any breach of any representation or warranty made by Sellers in this Agreement (as the same are modified by the Disclosure Schedule and any updates thereto delivered pursuant to Section 5.5 to the extent set forth in Section 5.5), (b) any breach of any covenant or obligation of Sellers in this Agreement, (c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Sellers (or any Person acting on their behalf) in connection with any of the Contemplated Transactions, (d) any noncompliance with any bulk sales laws or fraudulent transfer law in respect of the Contemplated Transactions; (e) any Retained Liabilities, (f) any claim by any Person with respect to plaintiff’s claims in the Pending Litigation, (g) any Damages, including legal fees incurred as a result of being joined as a necessary party to any litigation under the P&G License, (h) out of pocket expenses incurred in connection with the performance of obligations as a “LICENSOR” under Section 3.2 of the Spa License Agreement or (i) any error in the calculation of Net Receivable.

               11.3          Indemnification and Reimbursement by Buyer.  Buyer will indemnify and hold harmless Sellers and their respective affiliates, officers, directors, stockholders, agents and each of their respective heirs, successors, assigns and executors (collectively, the “Seller Indemnified Persons”), and will reimburse the Seller Indemnified Persons for any Damages, arising from or in connection with (a) any breach of any representation or warranty made by Buyer in this Agreement, (b) any breach of any covenant or obligation of Buyer in this Agreement, (c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer (or any Person acting on their behalf) in connection with any of the Contemplated Transactions, (d) the failure to discharge any Assumed Liabilities, and (e) Third-Party Claims arising solely from Buyer’s operation of the Associated Center Business from and after the Closing Date for which Buyer is not entitled to indemnification under Section 11.2.

               11.4          Limitations on Amount.

                    (a)          Subject to Section 11.4(c), Sellers shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) until the total of all Damages with respect to such matters exceeds Two Hundred Fifty Thousand Dollars ($250,000) and then only for the amount by which such Damages exceed such amount.  The limitation set forth in the preceding sentence shall not apply to any claims under Sections 11.2(b) through 11.2(i) inclusive.

                    (b)          Subject to Section 11.4(c), Buyer will have no liability (for indemnification or otherwise) with respect to claims under Section 11.3 until the total of all Damages with respect to such matters exceeds Two Hundred Fifty Thousand Dollars ($250,000) and then only for the amount by which such Damages exceed such amount.

                    (c)          Claims for indemnification with respect to fraud, intentional misrepresentation or knowledge of a deliberate or willful breach of any representations, warranties or covenants under this Agreement shall not be subject to any of the limitations set forth in this Section 11.4.

                    (d)          Subject to Section 11.4(c), in no event shall Sellers have any liability under this Agreement for indemnification for breach of representations and warranties in excess of the Escrow Fund.

               11.5          Third-Party Claims.

                    (a)          Promptly after receipt by a Person entitled to indemnity under Section 11.2 or 11.3 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

                    (b)          If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.5(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person.  After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this ARTICLE 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation.  If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent.  If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

                    (c)          Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent.

                    (d)          Notwithstanding the provisions of Section 13.4, Sellers hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

                    (e)          With respect to any Third-Party Claim subject to indemnification under this ARTICLE 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

                    (f)          With respect to any Third-Party Claim subject to indemnification under this ARTICLE 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges.  In connection therewith, each party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure) and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

               11.6          Other Claims.  A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

               11.7          Escrow for Sellers Obligations.

                    (a)          Simultaneous with the Closing, Buyer, for the benefit of Sellers, will deposit with an escrow agent (the “Escrow Agent”) an amount equal to $3,500,000 in immediately available funds (as increased by any earnings thereon and as reduced by any disbursements, amounts withdrawn under ARTICLE 11, or losses on investments, the “Escrow Fund”).

                    (b)          From time to time on or before the expiration of the Survival Period, Buyer may give notice (a “Notice”) to Sellers and Escrow Agent specifying in good faith in reasonable detail the nature and dollar amount of any claim (a “Claim”) it may have under ARTICLE 11; Buyer may make more than one claim with respect to any underlying state of facts.  If Sellers give notice to Buyer and Escrow Agent disputing any Claim (a “Counter Notice”) within 30 days following receipt by Escrow Agent of the Notice regarding such Claim, such Claim shall be resolved as provided in Section 11.7(c).  If no Counter Notice is received by Escrow Agent within such 30-day period, then the dollar amount of Damages claimed by Buyer as set forth in its Notice shall be deemed established for purposes of this Agreement and, at the end of such 30-day period, Escrow Agent shall pay to Buyer the dollar amount claimed in the Notice from (and only to the extent of) the Escrow Fund.

                    (c)          If a Counter Notice is given with respect to a claim, Escrow Agent shall make payment with respect thereto only in accordance with (i) joint written instructions of Buyer and Sellers or (ii) a final non-appealable order of a court of competent jurisdiction.

                    (d)          Within five (5) business days after the expiration of the representations and warranties, Escrow Agent shall pay and distribute the then amount of Escrow Fund to Sellers, unless any Claims are then pending, in which case an amount equal to the aggregate dollar amount of such Claims (as estimated in the Notices of such Claims) shall be retained by Escrow Agent in the Escrow Fund (and the balance paid to Sellers) until it receives joint written instructions of Buyer and Sellers or a final non-appealable order of a court of competent jurisdiction as contemplated by Section 11.7(c).

               11.8          Insurance Proceeds.  To the extent that any Damage is covered by insurance held by Sellers for the benefit of Buyer, Buyer shall be entitled to indemnification pursuant to this ARTICLE 11 only with respect to the amount of Damages that are in excess of the proceeds actually received by Buyer pursuant to such insurance.  If Buyer receives such insurance proceeds prior to the time a claim hereunder is paid, then the amount payable by the Sellers pursuant to such claim shall be reduced by the amount of such insurance proceeds.  If Buyer receives such insurance proceeds after such claim is paid, then upon receipt by Buyer of any cash proceeds pursuant to such insurance up to the amount of the Damages incurred by Buyer with respect to such claim, Buyer shall repay to Sellers any portion of such amount which was previously paid to Buyer in satisfaction of such claim.  In addition, any Damages incurred by any Indemnified Person under this ARTICLE 11 will be reduced by and shall be exclusive of any amounts recovered by the Indemnified Person pursuant to any indemnification by, or indemnification agreement with, any third party.  Indemnified Party shall have no obligation to file any insurance claim or seek recovery from any third party.

               11.9          No Limitations.  The representations, warranties, covenants and obligations of Sellers, and the rights and remedies that may be exercised by Buyer, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of Buyers or any of their Representatives.

ARTICLE 12

CONFIDENTIALITY

               12.1          Definition of Confidential Information.

                    (a)          As used in this ARTICLE 12, the term “Confidential Information” includes any and all of the following information of Sellers or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Sellers on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

                                   (i)          all information that is a trade secret under applicable trade secret or other law;

                                   (ii)         all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware and computer software and database technologies, systems, structures and architectures;

                                   (iii)        all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented) and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

                                   (iv)         all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

                    (b)          Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law.  If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this ARTICLE 12, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this ARTICLE 12 to the extent included within the definition.  In the case of trade secrets, each of Buyer and Sellers hereby waives any requirement that the other parties submits proof of the economic value of any trade secret or post a bond or other security.

               12.2          Restricted Use of Confidential Information.

                    (a)          Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party, (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Sellers with respect to Confidential Information of Sellers (each, a “Seller Contact”) or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”). Each of Buyer and Sellers shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer or Seller, as the case may be, of the obligations of this ARTICLE 12 with respect to such information.  Each of Buyer and Sellers shall (1) enforce the terms of this ARTICLE 12 as to its respective Representatives, (2) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this ARTICLE 12 and (3) be responsible and liable for any breach of the provisions of this ARTICLE 12 by it or its Representatives.

                    (b)          Unless and until this Agreement is terminated, Sellers shall maintain as confidential any Confidential Information of Sellers relating to any of the Acquired Assets or the Assumed Liabilities.  Notwithstanding the preceding sentence, Sellers may use any Confidential Information of Sellers before the Closing in the Ordinary Course of Business in connection with the transactions permitted by Section 5.2.

                    (c)          From and after the Closing, the provisions of Section 12.2(a) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of Sellers relating to any of the Acquired Assets or the Assumed Liabilities.

               12.3          Exceptions.  Sections 12.2(a) and 12.2(b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this ARTICLE 12 by the Receiving Party or its Representatives, (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party, or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a third party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure.  Sellers shall not disclose any Confidential Information of Sellers relating to any of the Acquired Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

               12.4          Legal Proceedings.  If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this ARTICLE 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this ARTICLE 12.  In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement.

               12.5          Return or Destruction of Confidential Information.  If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material, (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

ARTICLE 13

GENERAL PROVISIONS

               13.1          Expenses.  Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives.  Buyer will pay one-half and Sellers will pay one-half of the filing fees incurred in connection with all filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any.  If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

               13.2          Public Announcements.  Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as is jointly determined by Buyer and Sellers.  Except with the prior consent of the other party or as required by Legal Requirement, none of Seller, Buyer any of any of their Representatives shall disclose to any Person (a) the fact that any Confidential Information of Sellers has been disclosed to Buyer or its Representatives, that Buyer or its Representatives have inspected any portion of the Confidential Information of Sellers that any Confidential Information of Buyer has been disclosed to Sellers or their Representatives or that Sellers or their Representatives have inspected any portion of the Confidential Information of Buyer or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Sellers and Buyer will consult with each other concerning the means by which Sellers’ employees, customers, suppliers and others having dealings with Sellers will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

               13.3          Assignments, Successors and No Third-Party Rights.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that following the Closing, Buyer may assign any of its rights and delegate any of its obligations under this Agreement as part of the sale of substantially all of the assets of the Associated Center Business, without the consent of the other parties hereto and Buyer can assign any of its rights and delegate any of its obligations under this Agreement to Discus Holdings, Inc. or any wholly owned subsidiary of Discus Holdings, Inc. prior to Closing, without the consent of the other parties hereto.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.3.

               13.4          Jurisdiction.  Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of California, Orange County, or, if it has or can acquire jurisdiction, in the United States District Court for the District of California, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court.

               13.5          Governing Law.  This Agreement will be governed by and construed under the laws of the State of California without regard to conflicts-of-laws principles that would require the application of any other law.

               13.6          Notices.  All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

If to Sellers:	BriteSmile, Inc.
460 North Wiget Lane
Walnut Creek, California 94598
Fax: (925) 941-6266
Attention: Nhat Ngo

with a copy (which copy shall not constitute notice hereunder) to:

Durham, Jones & Pinegar, P.C.
111 East Broadway, Suite 900
Salt Lake City, Utah 84111
Fax: 801-415-3000
Attention: Jeffrey M. Jones, Esq.

If to Buyer:	Discus Dental, Inc.
8550 Higuera Street
Culver City, California 90232-2536
Fax: 310-845-1537
Attention: General Counsel

with a copy (which copy shall not constitute notice hereunder) to:

Cooley Godward LLP
4410 Eastgate Mall
San Diego, California 92121-1909
Fax: 858-550-6420
Attention: Barbara L. Borden, Esq.

               13.7          Waiver; Remedies Cumulative.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

               13.8          Entire Agreement and Modification.  This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Sellers) and constitutes (along with the Disclosure Schedule, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

                13.9          Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

               13.10          Construction.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

               13.11          Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

               13.12          Execution of Agreement.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BriteSmile, Inc.

By:	/s/ ANTHONY M. PILARO

Name:	Anthony M. Pilaro
Title:	Chairman

BriteSmile Development, Inc.

By:	/s/ NHAT H. NGO

Name:	Nhat H. Ngo
Title:	Chief Operating Officer

BriteSmile International, Ltd.

By:	/s/ ANTHONY M. PILARO

Name:	Anthony M. Pilaro
Title:	Authorized Officer

Discus Dental, Inc.

By:	/s/ KEN ROSENBLOOD

Name:	Ken Rosenblood
Title:	Chief Operating Officer